Exhibit 1.1

CORPORATE BYLAWS OF
COMPANHIA PARANAENSE DE
ENERGIA
Approved and consolidated by the 211th
Extraordinary Shareholders’ meeting of October 30, 2024.
Registration as Corporate Taxpayer (CNPJ): 76.483.817/0001-20
Commercial Registry Number: 41300036535
Brazilian SEC Registration: 1431-1
Address: Rua José Izidoro Biazetto, 158 - bloco A
Curitiba - Paraná - Brazil
Postal code: 81200-240
e-mail: copel@copel.com
Website: http://www.copel.com
Phone: +55 41 3310-5050
Fax: + 55 41 3331-4145

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CONVENTIONS: SM: SHAREHOLDERS' MEETING ESM: EXTRAORDINARY SHAREHOLDERS’ MEETING JUCEPAR: COMMERCIAL REGISTRY OF THE STATE OF PARANÁ ONS (DOE PR): OFFICIAL NEWSPAPER OF THE STATE OF PARANÁ
Note: The original text was filed at the Commercial Registry of the State of Paraná under number 17,340, on June 16, 1955 and published in the Official Newspaper of the State of Paraná of June 25, 1955.
THIS IS A FREE TRANSLATION. IN CASE OF DIVERGENCES WITH THE PORTUGUESE VERSION, THE PORTUGUESE VERSION SHALL PREVAIL.

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CHAPTER I - NAME, LIFE TERM, HEAD OFFICE
AND CORPORATE PURPOSES
Article 1Companhia Paranaense de Energia, hereinafter referred to as "Copel" or "Company", is a publicly-held corporation, legal entity under private law, governed by these Bylaws and the applicable legal provisions.
Sole Paragraph. The Company's name shall not be altered.
Article 2The Company's term is indefinite.
Article 3Copel is headquartered in and subject to the jurisdiction of the city of Curitiba, in the state of Paraná, Brazil, and may establish branches, service centers, divisions and offices in the country and abroad.
Sole Paragraph. The Company shall always be headquartered in the State of Paraná, Brazil.
Article 4The Company's corporate purposes are:
Iresearching and studying, technically and economically, any sources of energy, providing solutions for sustainable development;
IIresearching, studying, planning, constructing, and developing the production, transformation, transportation, storage, distribution, and trade of energy in any of its forms, chiefly electric power, as well as fuels and energetic raw materials;
IIIstudying, planning, designing, constructing, and operating dams and their reservoirs, as well as other undertakings for multiple uses of water resources;
IVproviding services in energy trading, energy infrastructure, information and technical assistance concerning the rational use of energy to business undertakings with the aim of implementing and developing economic activities, upon approval by the Board of Directors; and
Vdeveloping activities in the areas of energy generation, electronic data transmission, electronic communications and control, cellular telephone systems, and other endeavors that may be deemed relevant to the Company, being authorized, for such aims, upon approval by the Board of Directors, to join, preferably holding major stakes or controlling interest, consortia or concerns, to participate in bidding processes of new concessions and/or already established special purpose companies to exploit already existing concessions, having taken into consideration, besides the projects' general features, their respective social and environmental impacts.
Paragraph 1The Company may, in order to achieve its corporate purpose, establish subsidiaries, take control of a company and hold stocks of other companies or entities related to its corporate purpose, upon approval by the Board of Directors.
Paragraph 2In order to achieve its corporate purpose, and within its area of operations, the Company may open, install, maintain, transfer or extinguish branches, facilities, offices, representations or any other establishments, as well as appoint representatives, in compliance with the applicable laws and regulations.
Paragraph 3With the admission of the Company to the special listing segment of B3 (Brasil, Bolsa, Balcão), called Level 2 of Corporate Governance, the Company, its shareholders, senior managers (members of the Board of Directors and of the Executive Board) and members of the Supervisory Board are subject to the provisions on the Regulation of Level 2 Listing (Level 2 Regulation).
Paragraph 4The provisions of B3's Level 2 of Corporate Governance Regulations shall prevail over the provisions of these Bylaws, in the event of prejudice to the rights of the addressees of the tender offer provided for in these Bylaws.

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CHAPTER II - CAPITAL STOCK AND SHARES
Article 5Underwritten paid up capital is R$12,831,618,938.25 (twelve billion and eight hundred and thirty-one million, six hundred and eighteen thousand, nine hundred and thirty-eight reais and twenty five cents), represented by 2,982,810.591 (two billion, nine hundred and eighty-two million, eight hundred and ten thousand, five hundred and ninety-one) shares, with no par value, composed of 1,300,347.300 (one billion, three hundred million, three hundred and forty-seven thousand and three hundred) common shares and 1,682,463.291 (one billion, six hundred and eighty-two million, four hundred and sixty-three thousand, two hundred and ninety-one) preferred shares of which 3,128,000 (three million and one hundred and twenty-eight thousand) shares are class A and 1,679,335.290 (one billion, six hundred and seventy-nine million, three hundred and thirty-five thousand, two hundred and ninety) shares are class B, and 1 (one) special class preferred share held exclusively by the State of Paraná.
Paragraph 1Upon approval by the Board of Directors, after consulting with the Supervisory Board, if installed, in accordance with current legislation, the capital stock may be increased, irrespective of any amendment to the Bylaws, up to the limit of 4,000,000,000 (four billion) shares, through:
Ithe capitalization of profits and reserves;
IIif the Shareholders’ meeting so decides, the issuance of bonus shares, of bonds convertible into shares or the granting of a stock options plan approved by the Shareholders’ meeting to directors, officers and employees, the exercise of the corresponding conversion or subscription rights; or
IIIplacement for sale on the stock exchange or public offering of new common shares.
Paragraph 2The shares are registered, in book-entry form, held in deposit accounts at an authorized financial institution.
Paragraph 3The Company is authorized to choose the financial institution, upon resolution of the Board of Directors, to keep the book-entry shares in deposit accounts.
Paragraph 4Upon approval by the Board of Directors, the Company may purchase its own shares, in compliance with the rules set down by the Securities Commission.
Paragraph 5The special class preferred share, held exclusively by the State of Paraná, can only be redeemed upon legal authorization and resolution in an Extraordinary Shareholders' Meeting.
Paragraph 6The capital stock may be increased upon issuance of common and class B preferred shares, regardless of any proportional relation to the existing share classes or common shares, up to the limit provided for in Brazilian Federal Law 6404/1976, and further amendments.
Paragraph 7Preferred shares and shall confer on their holders the following preferences and advantages:
IClass A preferred shares shall be given priority in the distribution of a minimum annual dividend of ten percent, to be equally allotted among them, such dividends being calculated based on the paid-in capital proper to such share type and class up to December 31 of the previous financial year and which shall be imputed to the mandatory dividend provided for in Article 87;
IIClass B preferred shares shall be given priority in the distribution of a minimum annual dividend, to be equally allotted among them, in the amount of, at least, twenty-five percent of the net profit duly adjusted, as provided for in Brazilian Federal Law 6404/1976, and further amendments, and determined upon the paid-in capital proper to such share type and class on December 31 of the previous financial year.

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IIIThe above mentioned dividends, awarded to class B preferred shares, shall have priority of distribution only in relation to common shares and shall be paid from the remaining profits after the dividends of the class A preferred shares have been distributed.
IVThe dividends to be paid per preferred class A and B share shall be at least ten percent higher than the dividends to be paid per common share, as provided for in Brazilian Federal Law 6404/1976, and further amendments;
VPreferred shares shall acquire voting rights if, for three consecutive financial years, those shares are not granted the minimum dividends to which they are entitled;
VIPreferred shares assure their holders the right to be included in a public offer for the acquisition of shares as a result of the Sale of Company Control at the same price and under the same conditions offered to the Selling Controlling Shareholder; and
VIIThe special class preferred share held by the State of Paraná shall grant the State of Paraná priority in the distribution of the capital, without premium, in the event of liquidation of the company, corresponding to the percentage that such share represents in the capital stock, and the power of veto in the resolutions of the Shareholders' Meeting:
a)that authorize the Directors to approve and execute the Annual Investment Plan of Copel Distribuição S.A. if the investments, as of the 2021/2025 tariff cycle, deemed prudent by the Brazilian Electricity Regulatory Agency - Aneel, do not reach, at least, 2.0x of the Regulatory Reintegration Quota (Quota de Reintegração Regulatória - QRR), of that same Ordinary Tariff Review cycle and/or, in the aggregate, until the expiration of the concession agreement;
b)that aim at modifying the Company's Bylaws with the purpose of removing or changing:
1.the obligation to maintain the Company's current name;
2.the obligation to maintain the Company's headquarters in the State of Paraná;
3.the prohibition for any shareholder or group of shareholders to exercise voting rights in a number superior to ten percent (10%) of the amount of shares into which the Company's voting capital is divided;
4.the prohibition on the execution, filing and registration of shareholders' agreements for the exercise of voting rights, except for the formation of voting blocs with a number of votes below the limit established in the Company's Bylaws; and
5.the exclusive power of the Shareholders' Meeting to authorize management to approve and execute the Annual Investment Plan of Copel Distribuição S.A. if the investments, as of the 2021/2025 tariff cycle, deemed prudent by Aneel, do not reach, at least, 2.0x of the Regulatory Reintegration Quota (QRR), in that same cycle of Ordinary Tariff Review and/or, in the aggregate, until the expiration of the concession agreement.

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Paragraph 8Each preferred class A and B share confers on its holder the restricted right to vote on the following matters exclusively:
Itransformation, incorporation, merger or spin-off of the Company;
IIapproval of agreements between the Company and the Controlling Shareholder, directly or through third parties, as well as other companies in which the Controlling Shareholder has an interest, whenever, by virtue of legal or statutory provision, they are resolved in a Shareholders’ Meeting;
IIIvaluation of assets destined to the payment of the Company's capital increase;
IVchoice of specialized institution or company to determine the economic value of the Company, pursuant to Article 102 of these Bylaws;
Vamendement or revocation of bylaw provisions that alter or modify any of the requirements set forth in item 4.1 of B3's Level 2 Corporate Governance Regulations. Such voting right shall only prevail while the Level 2 Corporate Governance Agreement is in effect; and
VIexclusion or alteration that aims to suppress the right provided for in item XXIX of article 30, as well as in this item. Such amendment shall require the approval of the majority of the holders of preferred shares entitled to vote at an Extraordinary Shareholders' Meeting called for this purpose.
Paragraph 9Without prejudice to the power of veto provided for in paragraph 7 of this article, the special class preferred share held by the State of Paraná shall not be entitled to vote, nor shall it acquire voting rights in case of non-payment of the dividends to which it is entitled.
Paragraph 10The veto power provided for in item VII of paragraph 7 of this article shall be exercised in accordance with Paraná State Law No. 21,272/2022 and further applicable legislation.
Paragraph 11Shares issued by the Company may be converted into another type and class, subject to the following rules:
Iclass A preferred shares may be converted into class B preferred shares at any time;
IIclass A and B preferred shares may be converted into common shares, in accordance with the terms, conditions and procedures defined by the Board of Directors; and
IIIcommon shares and class B preferred shares may not be converted into class A preferred shares under any circumstances.
Paragraph 12The issuance of shares, warrants, convertible bonds or other securities, up to the limit of the authorized capital, through placement for sale on the stock exchange or public offering, may be authorized with the exclusion of subscription rights or the reduction of the period for the exercise of such right, in accordance with the provisions of Brazilian Federal Law 6404/1976, as amended.
Paragraph 13Bonds may be simple or convertible into shares, pursuant to Brazilian Federal Law 6404/1976 and subsequent amendments.

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Article 6No shareholder or group of shareholders, Brazilian or foreign, state-owned or private, may exercise voting rights in a number superior to the percentage of ten percent (10%) of the total number of shares into which Copel's voting capital is divided, regardless of their ownership interest in the capital stock.
Sole Paragraph. In the event that preferred shares issued by Copel have restricted voting rights or if they come to confer full voting rights pursuant to Article 111, paragraph 1, of Brazilian Federal Law 6404/1976, the limitation contained in the caption of this Article 6 shall cover such preferred shares, so that all shares held by the shareholder or group of shareholders conferring voting rights with respect to a given resolution (whether common or preferred) shall be considered for purposes of calculating the number of votes pursuant to the caption of this article.
Article 7Shareholders' agreements aimed at exercising voting rights on more than the amount of shares corresponding to 10% (ten percent) of the total number of shares into which Copel's voting capital is divided are strictly forbidden, including in the circumstance described in the sole paragraph of article 6 above.
Paragraph 1The Company will not file a shareholders' agreement on the exercise of voting rights that is in violation of the provisions of these Bylaws.
Paragraph 2The Chairman of the Shareholders' Meeting shall not compute votes cast in disagreement with the rules foreseen in articles 6 and 7 of these Bylaws, without prejudice to the exercise of the right of veto by the State of Paraná pursuant to article 5 of these Bylaws.
Article 8For the purposes of these Bylaws, two or more shareholders of the Company shall be deemed to be a group of shareholders:
Iif they are parties to a voting agreement, either directly or through controlled companies, controlling companies, or companies under common control;
IIif one is a direct or indirect controlling shareholder or controlling company of the other(s);
IIIif they are companies controlled directly or indirectly by the same person or company, or group of persons or companies, whether shareholders or not; or
IVif they are companies, associations, foundations, cooperatives, trusts, investment funds or portfolios, universality of rights (a collection of legal relationships involving tangible or intangible assets such as an estate, with rights and obligations that are economically determinable), or any other forms of organization or undertaking whose directors or officers are the same, or, furthermore, whose directors or managers are companies controlled directly or indirectly by the same person or company, or group of persons or companies, whether shareholders or not.
Paragraph 1Investment funds with the same director or manager will only be considered to be a group of shareholders if their investment policy and voting policy in shareholders' meetings, under the terms of the respective regulations, is the responsibility of the director or manager, as the case may be, on a discretionary basis.
Paragraph 2In addition to the provisions of this article, any shareholders represented by the same agent, manager or attorney in any capacity, will be considered parties to the same group of shareholders, except in the case of holders of securities issued under the Company's Depository Receipts program, when represented by the respective depository bank, provided that they do not fall within any of the other circumstances provided for in the caption sentence or in paragraph 1 of this article.

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Paragraph 3All parties to shareholders' agreements that address the exercise of voting rights shall be considered to be members of a group of shareholders for the purposes of applying the limitation on the number of votes referred to in articles 6 and 7.
Paragraph 4Shareholders shall keep Copel informed about their belonging to a group of shareholders pursuant to these Bylaws if such shareholder group holds, in total, shares representing ten percent (10%) or more of Copel's voting capital.
Paragraph 5The presiding board of Shareholders' Meetings may request documents and information from shareholders as they deem necessary to verify the possible belonging of a shareholder to a group of shareholders that may hold ten percent (10%) or more of Copel's voting capital.

CHAPTER III - SHAREHOLDERS' MEETING - SM
Article 9The Shareholders' Meeting is the Company's highest decision-making body, with power to decide upon all matters related to its corporate purpose, and shall be governed by current legislation.
Article 10The Shareholders' Meeting shall be convened by the Board of Directors or, when authorized by law, by the Executive Board, by the Supervisory Board, if installed, or by shareholders.
Article 11The Shareholders' Meeting shall be convened under the terms of the legislation in force, and all documents concerning the agenda for the meeting shall be made available to shareholders on the date of its calling, including electronically.
Sole paragraph. In order to be brought before the Shareholders’ Meeting, a matter must be properly specified in the notice of meeting, the inclusion of general subjects in the agenda of the Shareholders’ Meeting not being permitted.
Article 12The Shareholders’ Meeting shall be opened and presided over by the Chairman of the Board of Directors, or by a deputy appointed by him or her, or by a shareholder elected at that time by his or her peers.
Paragraph 1The quorum required for the opening and passing of resolutions at the Shareholders’ Meetings shall be the one established by current legislation.
Paragraph 2The Chairman of the Shareholders' Meeting shall appoint a secretary among those present.
Article 13The Annual Shareholders’ Meeting shall be held every year within the first four months subsequent to the end of the financial year, in order to decide on matters set in accordance with legal provisions. Extraordinary Shareholders’ Meetings may be called whenever necessary.
Sole Paragraph. The Annual Shareholders’ Meeting and the Extraordinary Shareholders’ Meeting may be called and held cumulatively at the same place, date and time, and recorded in a single meeting minutes.
Article 14Each shareholder entitled to vote on an item of the Shareholders' Meeting agenda shall have one vote per share, subject to the limits for each shareholder and group of shareholders, pursuant to articles 6 and 7 of these Bylaws.
Article 15A shareholder may participate of Shareholders’ Meetings or authorize another person to act for him or her by proxy. Such proxy, with limited powers, along with pertinent documents, shall be presented before or at the time of the meeting, in accordance with legal requirements.

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Article 16The minutes of the Shareholders' Meeting shall be drawn up as a summary of the facts occurred, including any dissenting opinions and protests, and shall only contain a transcription of the resolutions passed, pursuant to paragraph 1 of Article 130 of Brazilian Federal Law 6404 of 1976, and shareholders' signatures may be omitted upon their publishing, pursuant to paragraph 2 of Article 130 of Federal Law 6404 of 1976.
Article 17Unless otherwise required by law, the Shareholders’ Meeting shall be held to decide on the following matters:
Iincrease in capital stock beyond the limit authorized in these Bylaws;
IIvaluation of assets contributed by the shareholder for the capital stock;
IIItransformation, merger, incorporation, spin-off, dissolution and liquidation of the Company;
IVamendment of these Bylaws;
Velection and removal, at any time, of the members of the Board of Directors and of he Supervisory Board, if installed, along with their alternates;
VIsetting the compensation of Executive Officers, Directors, members of the Supervisory Board and members of Statutory Committees;
VIIapproval of the financial statements, the allocation of the income for the year and the distribution of dividends, in accordance with the dividend policy;
VIIIauthorization for the Company to file civil liability suits against the Directors and Officers for damages caused to its assets;
IXdisposal of real estate directly connected to the rendering of services and the granting of liens on them;
Xswap of shares or other securities;
XIissuance of convertible bonds beyond the limit of authorized capital set forth in these Bylaws;
XIIissuance of any other certificates and securities convertible into shares, in Brazil or abroad, beyond the limit of authorized capital set forth in these Bylaws;
XIIIelection and removal, at any time, of liquidators, upon inspection of their liquidation accounts; and
XIVauthorization for the Company's Directors and Officers to approve and execute the Annual Investment Plan of Copel Distribuição S.A. if the investments, as of the 2021/2025 tariff cycle, deemed prudent by Aneel, do not reach, at least, 2.0x of the Regulatory Reintegration Quota (QRR), in that same cycle of Ordinary Tariff Review and/or, in the aggregate, until the expiration of the concession agreement.
XVsuspension of the exercise of shareholders' rights, under the terms of article 120 of Brazilian Federal Law 6404/76.
Sole Paragraph. Observed the private competences attributed by the legislation, the Shareholders’ Meeting may deliberate on all relative matters concerning the Company and the materials that may be submitted to it by the Board of Directors.

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CHAPTER IV - MANAGEMENT OF THE COMPANY
Article 18The management of the Company shall be entrusted to the Board of Directors and to the Executive Board.
SECTION I - THE BOARD OF DIRECTORS - BD
Article 19The Board of Directors is the strategic decision-making body in charge of the direction of the Company's business.
Number, investiture and term of office
Article 20The Board of Directors shall consist of a minimum of seven and a maximum of nine members, elected and dismissed by the Shareholders’ Meeting, whose unified term of office shall be of two years, reelection being permitted under the terms of Brazilian Federal Law 6404/1976 and other applicable regulations.
Paragraph 1In compliance with the provisions of Brazilian Federal Law 6404/1976, the Rules of Procedure of the Board of Directors shall establish the rules for nominating candidates and the election system to be adopted to fill the positions of Directors.
Paragraph 2Shareholders holding preferred shares that meet the percentages and requirements set forth in Article 141, paragraphs 4 and 5, of Brazilian Federal Law 6404/1976 shall be entitled to elect one Director.
Paragraph 3The Board of Directors of the wholly-owned subsidiaries shall be composed of, at least, three members, including the Chief Subsidiary Officer of the respective wholly-owned subsidiary and one member of the Company's Executive Board.
Paragraph 4The positions of Chairman of the Board of Directors and Chief Executive Officer or of the Company's main executive shall not be simultaneously occupied by the same person.
Paragraph 5The Chairman of the Board of Directors shall be elected by the peers at the first meeting after the members of the Board take office or at the first meeting after such positions becomes vacant.
Paragraph 6The appointments to the Board of Directors must comply with the requirements and prohibitions imposed by Brazilian Federal Law 6404/1976, the policy and internal rules for the appointment of members of statutory bodies, in addition to meeting the following parameters:
Ihaving a majority of independent Directors, in compliance with B3's Corporate Governance Level 2 Regulation and other national and international regulations. The characterization of nominees as independent must be deliberated at the Shareholders’s Meeting;
IIwhen estimating the number of independent members, rounding must observe B3's Corporate Governance Level 2 Regulations;
IIIat least one of the members mentioned in Paragraph 6 shall compulsorily have recognized professional experience in matters of corporate accounting in order to sit on the Statutory Audit Committee provided for in these Bylaws.

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Article 21Directors shall take office in compliance with the conditions established in Brazilian Federal Law 6404/1976 and further applicable legal provisions.
Vacancies and replacements
Article 22In the event of vacancy of a position in the Board of Directors, before term expiration, the Board of Directors shall call a Shareholders’ Meeting to elect a replacement to serve for the remainder of the term of office.
Paragraph 1In compliance with the applicable legal requirements and prohibitions, the remaining Directors shall appoint a substitute for the vacant member until the first Shareholders' Meeting, pursuant to Brazilian Federal Law 6404/1976.
Paragraph 2Should all the positions of the Board of Directors fall vacant, a Shareholders’ Meeting shall be convened by the Executive Board.
Paragraph 3In the event of vacancy of a position in the Board of Directors filled through cumulative voting, a Shareholders’ Meeting shall be called to elect replacements for all the positions filled through this system, to serve for the remainder of the term of office.
Article 23The role of member of the Board of Directors is personal and does not allow for alternates.
Procedure
Article 24Ordinary meetings of the Board of Directors shall be held once a month. Extraordinary meetings shall be convened whenever necessary, as provided for in article 25 of these Bylaws.
Article 25The meetings of the Board of Directors shall be called by its Chairman, or by the majority of its members, by letter, sent to all Directors by post or electronic mail, with the meeting's agenda, containing all matters to be brought before the Board.
Paragraph 1The meeting notices sent to Directors' electronic addresses or by post shall be considered valid, being incumbent on the members of the Board to keep their registration with the Company up to date.
Paragraph 2Ordinary meetings shall be convened at least seven days prior to the meeting date.
Paragraph 3A majority of the total number of Directors shall constitute a quorum for the opening of the meetings of the Board of Directors, which shall be presided over by the Chairman of the Board of Directors, or, in the absence of such member, by another appointed by the majority of the peers.
Article 26Members of the Board of Directors may, if necessary, attend ordinary and extraordinary meetings remotely, through conference call or videoconference, provided that effective participation and authenticity of Director's vote is secured. The member of the Board of Directors who participates remotely of a meeting shall be considered present, and the vote of such member shall be taken into account for all legal purposes, being it recorded on the minutes of such meeting.
Article 27Should it be urgent, the Chairman of the Board of Directors may convene extraordinary meetings at any time, provided that formally justified before the members of the Board of Directors, and with a minimum 48-hour notice prior to the date of the meeting, by letter, sent to all Directors by post, electronic mail or other means of communication. Members of the Board may participate through conference call or videoconference, or any other suitable means of expressing the absent member’s will, whose vote shall be considered valid for all legal purposes, without prejudice to the recording and signing of the meeting minutes.

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Article 28The vote of a majority of members of the Board of Directors present at a meeting shall be the act of the Board of Directors. In the event of a tie, the member of the Board of Directors presiding the meeting shall hold the casting vote.
Article 29The Chairman of the Board of Directors shall appoint someone to provide secretary services, and the minutes of the Board of Directors’ meetings shall contain all resolutions passed, being duly entered in the minutes book, in accordance with the Board of Directors' Rules of Procedure.
Sole Paragraph. The minutes of the Board of Directors’ meetings containing resolutions intended to affect third parties shall be filed at the Commercial Registry and published afterwards pursuant to current legislation, except for confidential matters, which shall be recorded on a separate document, not to be disclosed.
Powers and duties
Article 30In addition to the powers and duties set forth by law, the Board of Directors shall:
Iestablish the general orientation of the Company's business, including approval and monitoring of the business plan, strategic and investment planning, seeking development with sustainability;
IIelect, dismiss, take notice of resignation and replace the Company's Officers, establishing their duties, supervising their management and:
a)examine at any time the Company's books and papers, contracts or any other acts;
b)approve and supervise the fulfillment of specific goals and results to be achieved by the members of the Executive Board; and
c)annually assess the execution of the Company's long term strategy;
IIIstate its opinion on the management reports and on the accounts rendered by the Executive Board;
IVcall the Shareholders’ Meeting when deemed necessary or in the cases provided for under the terms of the legislation in force;
Vapprove and monitor annual and multi-year plans and programs with the corporate budget of expenditures and investments of the Company and its wholly-owned subsidiaries, indicating the sources and investments of funds;
VIauthorize the hiring of independent auditing, as well as the termination of the respective contract, upon recommendation by the Statutory Audit Committee, including other services of its independent auditors, recommended by the Statutory Audit Committee, when the overall compensation represents more than five percent (5%) of the compensation for independent audit services;
VIIapprove the annual internal auditing work plans and discuss with external auditors their work plan, relying on the support of the Statutory Audit Committee for this purpose;
VIIIappoint and dismiss the head of Internal Audit, after recommendation by the Statutory Audit Committee;
IXperiodically monitor the effectiveness of the risk management and internal control systems established for the prevention and mitigation of the main risks to which the Company is exposed, including the risks related to the integrity of accounting and financial information and those related to the occurrence of corruption and fraud with the support of the Statutory Audit Committee;

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Xapprove Copel's Code of Conduct and Integrity Program and monitor decisions involving corporate governance practices and the relationship with stakeholders;
XIanalyze, based on direct reporting by the Executive Director responsible for governance, risk and compliance, the situations in which the Company’s Chief Executive Officer is suspected of being involved in irregularities or when he or she fails to take the necessary measures in relation to the situation reported to him or her;
XIIestablish guidelines for people management;
XIIIperform annual individual and collective evaluation of its performance and of the other members of the statutory bodies;
XIVapprove the transactions between related parties, within the criteria and limits defined by the Company and in compliance with the specific policy, with the support of the Statutory Audit Committee;
XVconstitute, install and dissolve unpaid advisory committees to the Board of Directors, appoint and dismiss their members, as well as appoint and dismiss the members of the statutory advisory committees to the Board of Directors, unless otherwise provided for in these Bylaws;
XVIapprove the Rules of Procedure of the Board of Directors, the Executive Board and the advisory committees, statutory and non-statutory, as well as any amendments;
XVIIapprove and monitor the general policies of the Company and their respective changes, including the following matters:
a)risk management;
b)integrity;
c)transactions with related parties;
d)corporate governance;
e)sustainability;
f)climate change;
g)equity stakes;
h)people management;
i)labor health and safety;
j)nomination of members of statutory bodies and annual performance evaluation;
k)communication and spokespersons;
l)negotiation of shares issued by the company itself;
m)dividends;
n)donations and sponsorships;
o)disclosure of relevant information and facts; and
p)investor relations;

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XVIIIset the maximum limit of the Company's indebtedness. A deadline for its compliance with the existing covenants in the contracts already executed may be set;
XIXupon proposal of the Executive Board, authorize, when the value of the transaction exceeds two percent (2%) of the net equity, the accounting provisions and, previously, the execution of any legal transactions, including the acquisition, alienation or encumbrance of assets, assignment in lending of permanent assets, the constitution of in rem burdens and the rendering of guarantees, the assumption of obligations in general, waiver, transaction and also association with other legal entities;
XXestablish the matters and values for its decision-making authority and that of the Executive Board and Executive Directors, including the delegation of the approval of legal transactions within its jurisdiction to the limits it defines, with due regard for the private jurisdiction established by law;
XXIdecide on the proposal of allocation of the results to be presented to the Shareholders’ Meeting, observing the provisions of the dividend policy;
XXIIresolve on the distribution of interim dividends, interquartile dividends and interest on equity based on profit reserves and net income for the current fiscal year recorded in interim, semi-annual or quarterly financial statements, provided that the provisions of the legislation, these Bylaws and the Company's dividend policy are complied with;
XXIIIwithin the limit of authorized capital: (i) to resolve on the increase of capital stock by fixing the conditions of subscription and payment in full; (ii) to resolve on the issue of subscription warrants; (iii) to grant a stock options plan approved by the Shareholders’ Meeting to directors, officers and employees of the Company or of a company under its control, or to natural persons who provide services to them, shareholders not having preemptive rights in the granting or subscription of these shares; (iv) to approve a capital increase by capitalization of profits or reserves, with or without bonus shares; and (v) to resolve on the issue of convertible bonds; if the Shareholders’ meeting so decides, the issuance of bonus shares, of bonds convertible into shares or the granting of a stock options plan approved by the Shareholders’ meeting to directors, officers and employees, the exercise of the corresponding conversion or subscription rights; or
XXIVauthorize the launching and approval of the subscription of new shares, in accordance with the provisions of these Bylaws, establishing all the conditions of issuance;
XXVauthorize the issuance of bonds, in the domestic or foreign market, to raise funds, in the form of debentures, promissory notes, commercial papers, bonds and others, including for public offering, in accordance with legal and the provisions of item XXXIII of this article;
XXVIapprove contributions to corporate investments that imply an increase in the net equity of businesses in which the company holds shares, including the delegation of this approval within the company;
XXVIIresolve on investment projects and participation in new business, other companies, consortiums, joint ventures, wholly-owned subsidiaries and other forms of association and ventures, as well as the approval of the incorporation, closure or amendment of any companies, consortiums or ventures;

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XXVIIIdecide on matters that, by virtue of a legal provision or by determination of the Shareholders’ Meeting, are within its competence, including the approval of the Integrated or Sustainability Report and environmental, social and governance indicators; the reference Form and Form 20-F;
XXIXensure compliance with the current regulation issued by Aneel through the Agency's normative acts and through the regulatory clauses of the public service concession agreement entered into by Copel Distribuição S.A., with a view to fully applying, on the due dates, the tariffs established by the granting power;
XXXapprove the contracting of civil liability insurance on behalf of the members of the Company's statutory bodies, employees and proxies and the execution of indemnity agreements, observing the indemnity policy and the general conditions of indemnity agreements;
XXXIrequest periodic internal audit on the activities of the closed complementary pension entity that manages the Company's benefit plan;
XXXIIperform the regulatory functions of the Company's activities. The Board of Directors may call upon itself any matter not comprised in the private jurisdiction of the Shareholders’ Meeting or of the Board of Executive Officers and resolve on the cases not covered by these Bylaws;
XXXIIIissue a favorable or unfavorable opinion with regards to any tender offer for the acquisition of shares issued by the Company, by means of a grounded statement, disclosed within fifteen days prior to the publication of the tender offer notice, which shall address, at least (i) the convenience and opportunity of the tender offer for acquisition of shares with respect to the interest of all shareholders and in relation to the liquidity of the securities held by them; (ii) the impact of the tender offer on the Company's interests; (iii) the strategic plans disclosed by the offeror in relation to the Company; (iv) other points that the Board of Directors deems pertinent, as well as the information required by the applicable rules established by the Brazilian Securities and Exchange Commission;
XXXIVdefine a list of three companies specialized in economic valuation for the preparation of a valuation report of the Company's shares, in the event of a tender offer for the acquisition of the shares to cancel the registration as a publicly-held company or to delist from B3’s Level 2 of Corporate Governance;
XXXVestablish terms, procedures and rules applicable to the conversion of shares issued by the Company, in accordance with these Bylaws and the applicable legislation;
XXXVIgrant leave of absence to the Company's Chief Executive Officer and the Chairman of the Board of Directors;
XXXVIIapprove the change in the Company's complete address, within the Municipality of its Headquarters, as defined in Article 3.
Article 31It is incumbent upon the Chairman of the Board of Directors, in addition to the duties provided for in the Rules of Procedure, to grant leave of absence to its members, to preside over meetings, to set work directives, as well as to coordinate the process of performance assessment of each member of the Board of Directors, of that body as a whole, and of the Statutory Committees, as provided for in these Bylaws.

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SECTION II - EXECUTIVE BOARD
Article 32The Executive Board is the executive body for the Company’s administration and representation, in charge of ensuring the regular operation of the Company in accordance with the general guidelines set forth by the Board of Directors.
Number, term of office and investiture
Article 33The Executive Board shall be elected and may be dismissed, at any time, by the Board of Directors and shall be composed of a maximum of nine members, one of which shall be the Chief Executive Officer, and up to eight Vice Presidents, all residing in Brazil, with a unified term of office of two years, reelection being permitted, respecting the minimum of 3 (three) members. The Company may also have a maximum of four Executive Directors, whose duties shall be defined by the Board of Directors upon proposal by the Company’s Chief Executive Officer.
Paragraph 1Sole Paragraph. Nominations to the Executive Board must comply with the requirements and prohibitions imposed by Brazilian Federal Law 6404/1976 and by the company’s policy and internal rule for nomination of members of statutory bodies.
Paragraph 2In the appointment of the Company’s Chief Executive Officer, the Board of Directors must observe his or her professional capacity, outstanding knowledge, expertise, and the necessary professional profile for the position.
Paragraph 3The members of the Executive Board and the Executive Directors shall exercise their positions on a full-time basis and with exclusive commitment to the duties of Copel, being permitted concomitant exercise of management positions in wholly-owned subsidiaries, controlled companies or other equity interests of the Company. To hold management positions in other companies and/or associations, approval by the Board of Directors will be required, except for those sector entities already provided for in the respective rules of procedure.
Article 34In order to take office, the members of the Executive Board and the Executive Directors are required to commit to achieving specific corporate goals and results, as approved by the Board of Directors, which is in charge of supervising their attainment.
Powers and duties
Article 35The Executive Board has the powers to practice the acts necessary for the regular operation of the Company and the achievement of its corporate purpose, in compliance with legal and statutory provisions, and its Rules of Procedure.
Sole Paragraph. Subject to the provisions of Article 48, it is incumbent on the Executive Board to manage the Company's business in a sustainable manner, it being incumbent on it to present, up to the last ordinary meeting of the Board of Directors of the previous year:
Ibusiness plan for the following year;
IIthe bases, guidelines and long-term strategies for the preparation of the strategic planning, annual and multi-annual plans and programs, including the analysis of risks and opportunities for the minimum horizon established in the Rules of Procedure of the Executive Board; and
IIIthe Company's operating and capital expenditure budgets for the following year, aiming at the achievement of corporate strategies.

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Article 36The powers and duties of the Company’s Chief Executive Officer are:
Ito direct and coordinate the Company;
IIto represent the Company, actively and passively, in or out of court. The Chief Executive Officer may appoint, for this purpose, attorneys-in-fact with special powers, including powers to receive initial summons and notices, pursuant to Article 40 and subsequent articles of these Bylaws;
IIIpromoting the Company’s development and proposing the corporate strategy to the Board of Directors, as well as ensuring its execution;
IVto ensure the attainment of the Company's goals, established in accordance with the general guidelines of the Shareholders’ Meeting and Board of Directors;
Vto present the Company's annual business report to the Annual Shareholders’ Meeting, after consulting with the Board of Directors;
VIto direct and coordinate the work of the Executive Board;
VIIto call and chair the meetings of the Executive Board;
VIIIto grant leave of absence to the other members of the Executive Board and appoint a substitute in the event of absence or temporary impediment;
IXto resolve matters of conflict of interest or conflict of jurisdiction between Officers;
Xpropose to the Board of Directors the appointment of the members of the Executive Board and of the Executive Directors, in compliance with the requirements and prohibitions established in internal policies and rules, and may also propose their dismissal to the Board of Directors at any time;
XIto decide on entering into and maintaining voluntary commitments undertaken by the Company and its wholly-owned subsidiaries; and
XIIto exercise other duties conferred upon him or her by the Board of Directors, 0in compliance with the legislation in force and under the terms of these Bylaws.
Article 37The powers and duties of the remaining Vice Presidents are:
Ito manage the activities of their area, as established in the Rules of Procedure of the Executive Board;
IIto participate in the meetings of the Executive Board, contributing to the definition and application of the policies to be followed by the Company and to report on the relevant matters of its respective area of activity; and
IIIto comply with and enforce the general guidelines of the Company's business, established by the Board of Directors with respect to the management of its specific area of activity.
Paragraph 1The other individual duties of the Executive Directors shall be detailed in the Rules of Procedure of the Executive Board.
Paragraph 2In addition to the duties established in these Bylaws, it is incumbent on the Vice Presidents to assist the Company’s Chief Executive Officer in the management of the Company's business, as well as to ensure cooperation and support to the other Vice Presidents or Executive Directors within the scope of their respective duties, aiming at the achievement of the Company's objectives and interests.

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Paragraph 3Vice Presidents shall occupy their positions in the Company, being allowed to simultaneously hold unpaid management positions in wholly-owned subsidiaries.
Article 38The Executive Director responsible for governance, risk and compliance shall verify compliance with obligations and risk management, being its duties related to corporate risk management and internal controls, compliance, integrity, code of conduct and integrity program, among others defined in the Rules of Procedure of the Executive Board.
Paragraph 1The Executive Director responsible for governance, risk and compliance may report directly to the Board of Directors in situations where it is suspected that the Company’s Chief Executive Officer is involved in irregularities or when he or she fails to take the necessary measures in relation to the situation reported to him or her.
Paragraph 2In the exercise of its duties, Executive Director responsible for governance, risk and compliance shall have its independent performance assured and access to all necessary information and documents.
Article 39The Vice President of Finance and Investor Relations is responsible for providing information to investors, the Brazilian Securities and Exchange Commission, the Securities and Exchange Commission of the United States of America and the Stock Exchanges on which the Company is listed, and for keeping the Company's registration as a publicly-held company up to date, in compliance with all applicable laws and regulations.
Company Representation
Article 40The Company shall be committed to third parties by:
Ithe signature of two members, one of them being either the Company’s Chief Executive Officer or the Vice President of Finance and Investor Relations, and the other, the Vice President or the Executive Director whose powers and duties comprise the matter in question;
IIthe signature of one Vice President and one attorney in fact, in accordance with the power conferred to such agent by the corresponding power of attorney;
IIIthe signature of two attorneys in fact, in accordance with the power conferred to such agents by the corresponding power of attorney;
IVthe signature of one attorney in fact, in accordance with the power conferred to such agent by the corresponding power of attorney, for the performance of certain specified acts.
Sole paragraph. The Vice President of Finance and Investor Relations may individually represent the Company before the Brazilian Securities and Exchange Commission, the Securities and Exchange Commission of the United States of America, B3, the financial institution providing the Company's share accounting services and organized market management entities in which the Company's securities are admitted to trading.
Article 41Members of the Executive Board and the Executive Directors may appoint Company proxies. Power of attorney shall be granted for a limited duration and shall specify the scope of the agent's authority; only general power of attorney shall be granted for an indefinite term.
Paragraph 1The powers of attorney granted by the Company must be signed by two members of the Executive Board or Executive Directors, specifying the powers granted and with a maximum duration of one year.

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Paragraph 2The power of attorney shall clearly specify the scope of authority, acts and business transactions granted to agent, within the powers and duties of the members of the Executive Board and/or the Executive Directors issuing it and its validity. The attorney in fact shall not appoint a substitute agent, except for legal representation before a court of law. In such case, the power of attorney may be granted for an indefinite term, with power of substitution, under the conditions set in the corresponding instrument.
Article 42Upon authorization of the Executive Board, the Company may be represented by any member of the Executive Board or by any of the Executive Directors, when individual representation is specifically required by the act to be performed, and when the electronic signature of the same document by two or more members of the Board cannot be applied.
Vacancies and replacements
Article 43In vacancies, absences or temporary impediments of any member of the Executive Board or any Executive Director, the Company’s Chief Executive Officer shall appoint another member of the Executive Board or an Executive Director to replace such Vice President or Executive Director, in combination with his or her original position.
Paragraph 1In his or her absence and temporary impediments, the Company’s Chief Executive Officer shall be replaced by the Vice President appointed by him or herself. Should there be no appointment, the remaining Vice Presidents shall elect, at the time, a replacement.
Paragraph 2Members of the Executive Board and the Executive Directors shall not leave their position for more than thirty consecutive days, except in the case of medical leave or when authorized by the Board of Directors.
Paragraph 3Members of the Executive Board and Executive Directors may request the Board of Directors for an unpaid leave, provided that for a period not exceeding three months, which shall be recorded on the minutes of the meeting in which such leave is approved.
Article 44In the event of decease, resignation or definitive impediment of any member of the Executive Board or any Executive Director, the Company’s Chief Executive Officer shall appoint a substitute to the Board of Directors within thirty days from the occurrence of the vacancy, who shall elect him or her to serve for the remainder of the term of office.
Sole Paragraph. Until the election is held, the Executive Board may appoint a temporary replacement. The election may be waived if the vacancy occurs in the year in which the term of office of the Executive Board ends.
SECTION III - EXECUTIVE BOARD MEETING - EBM
Procedure
Article 45The Executive Board, composed of the Company’s Chief Executive Officer and the Vice Presidents, shall meet ordinarily every fortnight and extraordinarily whenever necessary, at the request of the Company’s Chief Executive Officer or two other Vice Presidents.
Paragraph 1A majority of the total number of the members shall constitute a quorum for the opening of the meetings of the Executive Board. The vote of a majority of members of the Executive Board present at a meeting shall be the act of the Executive Board. In the event of a tie, the Company’s Chief Executive Officer shall hold the casting vote.

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Paragraph 2Each member of the Executive Board present, exclusively for the Company’s Chief Executive Officer and the Vice Presidents, shall be granted the right to a single vote, even in the event of the accumulation of two or more positions. Proxy voting shall not be allowed.
Paragraph 3The resolutions of the Executive Board shall be recorded on the meeting minutes, being duly entered in the minutes book and signed by all those present at the meeting.
Paragraph 4The powers and duties of the Executive Directors, if elected by the Board of Directors, shall be laid down in its specific Rules of Procedure, but occupants of such position shall not have the right to vote.
Article 46Members of the Executive Board may, if necessary, attend ordinary and extraordinary meetings remotely, through conference call or videoconference, provided that effective participation and authenticity of the member's vote is secured. The member of the Executive Board who participates remotely of a meeting shall be considered present, and the vote of such member shall be taken into account for all legal purposes, being it recorded on the minutes of such meeting.
Article 47The Company’s Chief Executive Officer shall appoint someone to provide secretary services, and the minutes of the Executive Board meetings shall contain all resolutions passed, to be duly entered in the minutes book.
Powers and duties
Article 48Without prejudice to the powers and duties established by law and in the Rules of Procedure of the Executive Board, the Executive Board is responsible for:
Imanaging the Company's business in a sustainable manner, considering its corporate purpose, economic, social, environmental, climate change and corporate governance factors, as well as related risks and opportunities, in all activities under its responsibility;
IIcomplying with and enforcing the applicable legislation, these Bylaws, the Company’s internal policies and rules and the resolutions of the Shareholders' Meeting and of the Board of Directors;
IIIdrawing up and submitting for the approval of the Board of Directors, issuing previously an opinion on:
a)annual and multi-annual plans and programs, aligning capital expenditures with the respective projects, considering the analysis of risks and opportunities for a minimum horizon established by the Rules of Procedure of the Executive Board;
b)the Company's budget, with the indication of sources and applications of funds as well as their changes;
c)the investment projects, participation in new businesses, other companies, consortia, joint ventures, wholly-owned subsidiaries and other forms of association and undertakings, as well as the approval of the constitution, closure or alteration of any companies, undertakings or consortia;
d)the performance of the Company's activities;
e)quarterly, the Company's reports along with its financial statements;
f)annually, the management report, along with the balance sheet and other financial statements and their notes, accompanied by the independent auditors' report and the proposal for allocation of the financial year's income;
g)the Integrated Report or the Company's Sustainability Report and other corporate reports to be subscribed by the Board of Directors;

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h)the Rules of Procedure for the Executive Board, Company's regulations and general policies;
i)the revisions of the Code of Conduct and the Company's Integrity Program, in accordance with the applicable legislation;
j)related parties transactions, within the criteria and limits defined by the Company;
IVapproving:
a)the technical and economic assessment criteria for investment projects with the respective responsibility delegation plans for their implementation and execution;
b)the chart of accounts;
c)the annual corporate insurance plan; and
d)residually, within statutory and regimental limits, all Company activities which do not fall under the exclusive purview of the Company’s Chief Executive Officer, the Board of Directors or the Shareholders' Meeting;
e)appointing the Company's representatives to the statutory bodies of companies in which Copel or its wholly-owned subsidiaries hold or might come to hold a corporate interest, either directly or indirectly;
f)corporate participation in class associations and non-governmental entities;
g)human resources policy proposal; and
h)the internal procurement and contracts regulations.
Vauthorizing, subject to the limits and guidelines established by law and by the Board of Directors and within the limits established by internal regulations and by the Rules of Procedure of the Executive Board:
a)waivers or judicial or extrajudicial transactions to settle disputes or resolve pending matters. A value threshold may be set for the delegation of such powers to the Company’s Chief Executive Officer or any other member of the Executive Board or Executive Director; and
b)entering into any legal transactions when the value of the transaction does not exceed two percent (2%) of the net equity, without prejudice to the powers attributed by the Bylaws to the Board of Directors, including the acquisition, sale or encumbrance of assets, the obtaining of loans and financing, the assumption of obligations in general and also the association with other legal entities.
Sole Paragraph. When the aggregated value of the acquisition, disposal or encumbrance of assets, obtaining of loans and financing, assumption of obligations in general and also the association with other legal entities reaches five percent (5%) of the Company's net equity, during the fiscal year, the Executive Board shall submit a report for resolution by the Board of Directors.
VIestablishing the premises and approve the organizational structures of the Company and of its wholly-owned subsidiaries;
VIInegotiating and entering into management agreements between the Company and its wholly-owned subsidiaries and special purpose companies;

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VIIIestablishing and monitoring governance practices, internal controls, guidelines and policies for its wholly-owned subsidiaries, in directly or indirectly controlled companies and, in the case of direct or indirect minority interests, proportional to the relevance, materiality and risks of the business of which they are participants;
IXauthorizing the opening, installation, transfer and extinction of branches, premises, offices, representations or any other establishments;
Xappointing, should it be deemed opportune, the wholly-owned subsidiary responsible for performing the activities related to the management of the companies in which the Company and its wholly-owned subsidiaries hold equity interest, observing their duty to oversee corporate governance practices and controls in proportion to the relevance, materiality and level of risk involved in the venture; and
XIguiding the vote to be cast by the Company at the Shareholders’ Meetings of the wholly-owned subsidiaries and other companies and ventures in which the Company holds direct interest.
Sole Paragraph. The Executive Board may appoint agents or grant powers to the other management levels of the Company and of the shared structure in which it participates, by means of internal regulation or by means of a power of attorney, including jointly with the wholly-owned subsidiaries, within the limits and individual powers attributed to the Vice Presidents or the Executive Directors, such as the execution of agreements, covenants, memorandums of understanding, in addition to other instruments that generate obligation for the Company or its wholly-owned subsidiaries, except for acts that, by law, cannot be delegated, provided they have been previously approved within the limits established herein.
Article 49The Rules of Procedure of the Executive Board shall establish the powers and duties of each Vice President and Executive Director and may condition the practice of certain acts on previous approval by the Executive Board Meeting.

CHAPTER V - STATUTORY COMMITTEES
Article 50The Company shall have a Statutory Audit Committee, an Investment and Innovation Committee, a People Committee, and a Sustainable Development Committee.
Paragraph 1Statutory committees shall be created through the amendment of these Bylaws and their members shall receive compensation.
Paragraph 2The Board of Directors may create additional committees to advise the Company's management, with restricted and specific objectives and with a limited duration, and appoint their members.
Paragraph 3The procedure, compensation of members, and the powers and duties of the committees provided for in this article shall be governed by the Board of Directors, by means of their respective Rules of Procedure, pursuant to the provisions of these Bylaws.
SECTION I - STATUTORY AUDIT COMMITTEE - SAC
Article 51The Statutory Audit Committee is an independent, permanent advisory committee to the Board of Directors.
Article 52The Statutory Audit Committee shall be the same for the Company and its wholly- owned subsidiaries, exercising its powers and duties towards the companies controlled directly or indirectly by the Company, upon resolution of the Board of Directors.

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Article 53The powers and duties, the procedures and the composition of the Statutory Audit Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors.
Paragraph 1The Board of Directors shall elect, from among its independent members, the Coordinator of the Statutory Audit Committee, who shall implement the resolutions approved by such Committee, to be duly entered in the minutes book.
Paragraph 2The Statutory Audit Committee shall be composed of three to five members, upon decision of the Board of Directors, who shall be appointed, elected and dismissed by such Board, whose unified term of office shall be of two years, reelection being permitted, subject to the requirements hereunder:
Ihaving a majority of independent members, pursuant to the applicable legislation;
IIat least one member of the Statutory Audit Committee shall have recognized professional experience in matters of corporate accounting, auditing and finance, so that such member shall be considered a financial expert according to the current legislation.
IIIat least one of the Committee members shall be a member of the Board of Directors;
IVat least one of the Committee members shall not be a member of the Board of Directors and shall be chosen from among people of outstanding experience and technical capacity in the market;
Vthe Coordinator of the Committee shall be a member of the Board of Directors;
VIthe maximum period for holding office is 10 years; and
VIIthe participation of members of the Executive Board of the Company, its parent company, or directly or indirectly controlled companies, affiliates or jointly controlled companies in the Statutory Audit Committee is prohibited;
Paragraph 3The Statutory Audit Committee shall meet: ordinarily, once a month and extraordinarily, whenever necessary, deciding by majority vote, with decisions being recorded in minutes, in compliance with its Rules of Procedure.
Paragraph 4The Internal Audit shall report to the Board of Directors through the Statutory Audit Committee.
Article 54The Statutory Audit Committee shall have operational autonomy and an annual or by project allocation of the Company’s budget, subject to the limits set forth by the Board of Directors, to carry out or assign consultancy services, evaluations and investigations within the scope of its activities, including the hiring of external independent specialists.
SECTION II - INVESTMENT AND INNOVATION COMMITTEE - IIC
Article 55The Investment and Innovation Committee is an independent and permanent advisory body, auxiliary to the Board of Directors.
Article 56Copel's Investment and Innovation Committee shall be the same one for the Company and its wholly-owned subsidiaries, and may be extended to directly or indirectly controlled companies, upon resolution of the Board of Directors.

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Article 57The powers and duties, the procedures and the composition of the Investment and Innovation Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors.
Paragraph 1The Board of Directors shall elect, from among its members, the Coordinator of the Investment and Innovation Committee, who shall implement the resolutions approved by such Committee, to be duly entered in the minutes book.
Paragraph 2The Investment and Innovation Committee shall consist of three members of the Board of Directors, elected and dismissed by that body, whose unified term of office shall be of two years, reelection being permitted.
Paragraph 3The Company’s Chief Executive Officer shall be a member of the Investment and Innovation Committee, but shall not have the right to vote.
Paragraph 4The Investment and Innovation Committee shall meet regularly, deciding by majority vote and its resolutions shall be recorded in the meeting minutes, including expressions of dissent and protests of its members, as established in the Rules of Procedure of the committee.
Article 58The Investment and Innovation Committee shall be granted operational autonomy and budget allocation, either annually or per project, within limits approved by the Board of Directors, to conduct, within its scope, its activities, including the hiring and use of independent external specialists.
SECTION III - SUSTAINABLE DEVELOPMENT COMMITTEE - SDC
Article 59The Sustainable Development Committee is an independent and permanent advisory body, auxiliary to the Board of Directors.
Article 60Copel's Sustainable Development Committee shall be the same for the Company and its wholly-owned subsidiaries, and may be extended to directly or indirectly controlled companies, upon resolution of the Board of Directors.
Article 61The powers and duties, the procedures and the composition of the Investment and Innovation Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors.
Paragraph 1The Board of Directors shall elect the Coordinator of the Sustainable Development Committee, who shall implement the resolutions approved by such Committee.
Paragraph 2The Sustainable Development Committee shall consist of three to five members, elected and dismissed by the Board of Directors, whose unified term of office shall be of two years, reelection being permitted, as follows:
Iup to three members of the Board of Directors; and
IIup to one external member with recognized professional experience in matters under the Committee's responsibility.
Paragraph 3The Chief Executive Officer shall be a member of the Sustainable Development Committee, but shall not have the right to vote.
Paragraph 4The Sustainable Development Committee shall meet regularly, deciding by majority vote and its resolutions shall be recorded in the meeting minutes, including expressions of dissent and protests of its members, as established in the Rules of Procedure of the committee.

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Article 62The Sustainable Development Committee shall be granted operational autonomy and budget allocation, either annually or per project, within limits approved by the Board of Directors, to conduct activities within its scope, including the hiring of independent external specialists.
SECTION IV - PEOPLE COMMITTEE - PC
Article 63The People Committee is an independent and permanent advisory body, auxiliary to the Board of Directors.
Article 64Copel's People Committee shall be the same for the Company and its wholly-owned subsidiaries, and may be extended to directly or indirectly controlled companies, upon resolution of the Board of Directors.
Article 65The powers and duties, the composition and the procedures of the People Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors.
Paragraph 1The People Committee shall assist the Board of Directors in preparing and monitoring the succession plan, in the evaluation and compensation strategy for Directors and Officers, advisory committee members and members of the Supervisory Board, and in proposals and other matters relating to people management policy.
Paragraph 2The People Committee shall monitor the process of eligibility of Directors and Officers, members of the Supervisory Board and advisory committee members, in accordance with the legal and statutory provisions and considering the rules set forth in internal regulations.
Paragraph 3The Board of Directors shall elect, from among its members, the Coordinator of the People Committee, who shall implement the resolutions approved by such Committee.
Paragraph 4The People Committee shall consist of three to five members, elected and dismissed by the Board of Directors, whose unified term of office shall be of two years, reelection being permitted, as follows:
Iup to three members of the Board of Directors; and
IIup to one external member with recognized professional experience in matters under the Committee's responsibility.
Paragraph 5The Company’s Chief Executive Officer shall be a member of the People Committee, but shall not have the right to vote.
Paragraph 6The People Committee shall meet regularly, deciding by majority vote and its resolutions shall be recorded the in the meeting minutes,including expressions of dissent and protests of its members, as established in the Rules of Procedure of the committee.
Article 66The People Committee shall be granted operational autonomy and budget allocation, either annually or per project, within limits approved by the Board of Directors, to conduct activities within its scope, including the hiring of independent external specialists.

CHAPTER VI - SUPERVISORY BOARD - SB
Article 67The Company shall have a non-permanent Supervisory Board, which shall act collectively and individually, with the powers and duties set forth by Federal Law 6404/1976, and further applicable legal provisions.

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Article 68The Supervisory Board, if installed, shall meet in compliance with its Rules of Procedure, to be duly entered in the minutes book.
Number and procedure
Article 69The non-permanent Supervisory Board, if installed, shall consist of three members and an equal number of alternates, elected by the Shareholders' Meeting, pursuant to Federal Law 6404/1976, whose unified term of office shall be of one year, reelection being permitted.
Paragraph 1If installed, the members of the Supervisory Board shall elect, at the first meeting after their election, the Chairman, who shall be responsible for implementing the resolutions approved by such Board.
Paragraph 2The members of the Supervisory Board, if installed, shall be natural persons, residing in the country, whose academic background is compatible with their position as members of such Board.
Article 70If installed, the powers and duties and the procedures of the Supervisory Board shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such body, duly approved by the Board itself.
Paragraph 1The function of member of the Supervisory Board is non-delegable.
Paragraph 2The members of the Supervisory Board have the same duties as the Officers and Directors dealt with in articles 153 to 156 of Brazilian Federal Law 6404/1976 and are liable for any damage arising from omission or negligence in the performance of their duties, or from malicious fraud, or from the violation of said law and of these Bylaws.
Vacancies and replacements
Article 71If installed, in the event of vacancy, resignation or removal of a member of the Supervisory Board, the alternate shall take over until a replacement to serve for the remainder of the term of office is elected.
Representation of the Company and issuance of opinions
Article 72If Installed, the Chairman of the Supervisory Board, or at least one of its members, shall attend Shareholders’ Meetings and answer shareholders' requests for information.
Sole Paragraph. If installed, the opinions and representations of the Supervisory Board, or of any of its members, may be presented and read at the Shareholders’ Meeting, regardless of publication and even if the matter is not on the agenda.

CHAPTER VII - COMMON RULES APPLICABLE TO STATUTORY BODIES
Taking office, impediments and prohibitions
Article 73In order to take office, members of the statutory bodies shall observe the minimum conditions imposed by Brazilian Federal Law 6404/1976, as well as comply with the Company's Nomination Policy.
Sole Paragraph. Due to incompatibility, individuals who fit the qualifications listed hereunder are prohibited form taking office as members of the Board of Directors, Statutory Committees, the Executive Board and the Supervisory Board of Copel, if installed, and its wholly-owned subsidiaries:

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Irepresentatives of the regulatory bodies Copel is subject to, ministers of state, secretaries of state, municipal secretaries, holders of non-permanent positions connected with the public service, advising or of special nature in the public administration, political party, statutory officers and sitting members of the legislature in any state of the country, even when on leave; and
IIindividuals who have taken part in the decision-making structure of a political party or have held a position in a trade union organization in the past 36 months;
Article 74Members of the statutory bodies shall take office by signing the declaration of office, to be duly entered in the minutes book.
Paragraph 1The declaration of office must be signed within thirty days of the election or nomination of the members of the statutory bodies, under penalty of being declared void, unless justified by the body to which the member has been elected. Such declaration shall contain one address, for the purpose of receiving summons and subpoenas of administrative and judicial proceedings related to management acts of such members, the alteration of such address being allowed through written communication to the Company only.
Paragraph 2In order to take office, members of the statutory bodies shall submit a declaration of assets, pursuant to current legislation, which shall be updated annually and upon expiration of their term of office.
Article 75Prior to taking office, members of the Board of Directors and of the Executive Board shall sign the Directors and Officers Indemnity Form, and members of the Supervisory Board, if installed, shall sign the Members of the Supervisory Board Indemnity Form, under the terms of B3's Level 2 of Corporate Governance Regulations, as well as in compliance with the applicable legal requirements.
Article 76Members of the Board of Directors, the Executive Board, the Supervisory Board, if installed, and the Statutory Committees shall comply with Company's policies regarding the trading of Company's own shares and the disclosure of relevant facts and acts, in accordance with the rules of the Brazilian Securities Commission, by signing the appropriate form.
Article 77The shareholder and the members of the Executive Board, the Board of Directors, the Supervisory Board and the Statutory Committees who, for any reason, have a direct, indirect or conflicting interest with the Company in the passing of a given resolution shall abstain from discussing and voting it, even as representatives of third parties, the reason for such abstention being duly recorded on the meeting minutes, indicating the nature and extent of such interest.
Article 78Members of the statutory bodies may resign voluntarily or be removed ad nutum, in compliance with the applicable legislation and these Bylaws.
Article 79The term of office of the members of statutory bodies shall be automatically extended until such time when newly elected members take office, except in cases of resignation or removal of a former member.
Article 80In addition to the cases set forth by law, the position shall be considered vacant when:
Ia member of the Board of Directors, the Supervisory Board or the Statutory Committees fails to attend two consecutive meetings or three nonconsecutive meetings out of the last twelve, without proper justification for such absences;
IIa member of the Executive Board is absent from office for a period of more than 30 consecutive days, except in the case of leave of absence or upon due authorization by the Board of Directors.

Corporate Bylaws of Companhia Paranaense de Energia - Copel - page 27/39

Article 81The collective and individual performance assessment of the members of the Board of Directors, the Statutory Committees, the Executive Board and the Supervisory Board of Copel, if installed, and its wholly-owned subsidiaries shall be carried out annually, and may rely on the support of an independent institution, if deemed necessary, according to previously established procedures, in compliance with the Company's Assessment Policy.
Article 82A majority of the total number of members shall constitute a quorum for the meetings of the statutory bodies. The vote of a majority of members of the statutory body present at a meeting shall be the act of such body. Meeting minutes shall summarize resolutions passed, to be duly entered in the minutes book.
Paragraph 1In case of a decision that is not unanimous, justification for the dissenting vote may be recorded, noting that the dissenting member who makes his or her dissent in the minutes of the meeting or, if this is not possible, gives immediate written notice of his or her position may be exempted from responsibility.
Paragraph 2In the event of a tie, the member of the Board of Directors or the Executive Board presiding the meeting shall hold the casting vote, besides his or her own.
Article 83A member of a statutory body may, when invited, attend a meeting of another statutory body without voting rights.
Article 84The statutory bodies shall hold in-person meetings, participation through conference call or videoconference also being permitted, in compliance with these Bylaws and the specific Rules of Procedure of the statutory body.
Compensation
Article 85The compensation of members of the statutory bodies shall be established annually by the Shareholders' Meeting. Such members shall not be entitled to additional compensation or benefits resulting from the substitution of another member, owing to vacancies, absences or temporary impediments, in accordance with the provisions in these Bylaws.
Paragraph 1Sole Paragraph. The compensation of the members of the Supervisory Board, if installed, established by the General Shareholders’ Meeting that elects them, shall observe the legally established minimum, in addition to the mandatory reimbursement of transportation and accommodation expenses necessary to perform the function.
Paragraph 2The Company’s Chief Executive Officer shall not receive compensation for his or her position as a member of the Board of Directors.

CHAPTER VIII - FINANCIAL YEAR, FINANCIAL STATEMENTS,
PROFITS, RESERVES AND DIVIDEND PAYOUT
Article 86The fiscal year coincides with the calendar year. At the end of each fiscal year the financial statements shall be prepared in compliance with the rules contained in Brazilian Federal Law 6404/1976, and in the rules of the Securities and Exchange Commission, including the mandatory independent audit of such statements by an auditor registered with that Securities and Exchange Commission.
Paragraph 1The Company shall prepare its quarterly financial statements and disclose them on its website.
Paragraph 2At the end of each financial year, the Company shall prepare its financial statements as established by law. The guidelines hereunder shall be followed concerning the results of the financial year:

Corporate Bylaws of Companhia Paranaense de Energia - Copel - page 28/39

Ibefore any allocation to profit sharing payment can be made, the accumulated losses and income tax provision shall be deducted from yearly profit;
IIfive percent of the net profit ascertained during the year shall be used to form the legal reserve, which shall not exceed twenty percent of the capital stock;
IIIthe interest upon investments made with the Company's own capital in construction works in progress may be entered as a special reserve; and
IVother reserves may be built by the Company, according to the requirements and up to the limits provided for in the law.
Article 87Shareholders shall be entitled, in each fiscal year, to receive dividends and/or interest on equity, which may not be less than twenty-five percent (25%) of net income adjusted in accordance with Brazilian Federal Law 6404/1976.
Paragraph 1Based on retained earnings, profit reserves and net income for the current fiscal year, recorded in interim semi-annual or quarterly financial statements, the Board of Directors may decide on the distribution of interim dividends, interquartile dividends or payment of interest on shareholders' equity, provided that it is in accordance with the dividend policy and without prejudice to subsequent ratification by the Annual Shareholders’ Meeting.
Paragraph 2Intermediate and interquartile dividends and interest on equity distributed pursuant to paragraph 1, above, shall be imputed to the mandatory dividend related to the fiscal year in which they are declared, in compliance with the applicable legislation.
Paragraph 3The mandatory dividend set forth in Article 73 may be suspended in the financial year in which the Board of Directors reports at the Annual Shareholders’ Meeting, based on the opinion issued by the Supervisory Board, if installed, that the distribution would be incompatible with the Company's financial standing.
Paragraph 4The profits that cease to be distributed pursuant to paragraph 3 shall be recorded as a special reserve and, if not absorbed by losses in subsequent years, shall be distributed as soon as the Company's financial standing so permits.
Paragraph 5When interest on equity is distributed, the percentage provided for in the caption sentence shall be considered reached in relation to the amount distributed net of taxes, under the terms of the applicable legislation.
Article 88In compliance with Brazilian Federal Law No. 6,404/1976, in a financial year the minimum mandatory dividend is paid out, the Shareholders’ Meeting shall set an annual limit on profit sharing by members of the Executive Board.

CHAPTER IX - DISSOLUTION AND LIQUIDATION
Article 89The Company shall dissolve and go into liquidation in the cases provided for by law, and the Annual Shareholders’ Meeting shall establish the manner of liquidation and elect the liquidator, or liquidators, and the Supervisory Board, if installed, if its operation is requested by shareholders who make up the quorum established by law or regulation issued by the Securities and Exchange Commission, in compliance with the legal formalities, establishing their powers and compensation.

Corporate Bylaws of Companhia Paranaense de Energia - Copel - page 29/39

CHAPTER X - PERSONAL LIABILITY PROTECTION
Article 90The members of the Board of Directors, of the Executive Board, the Supervisory Board, if installed, and the Statutory Committees shall be liable for any loss or damages resulting from the performance of their duties, in compliance with the current law.
Article 91The Company shall ensure, in cases where there is no incompatibility with its own interests, the legal defense in judicial and administrative proceedings proposed by third parties against members and former members of statutory bodies, during or after the respective terms of office, for acts performed in the exercise of the office or of its functions.
Paragraph 1The same protection established in the caption of this article shall be extended to employees acting as Company's agents and representatives who shall have been named as defendants in judicial and administrative proceedings exclusively for the performance of acts within the scope of authority granted to them by the Company or of duties delegated to them by the Senior Managers.
Paragraph 2Legal assistance shall be secured by the Company’s legal office or through the corporate legal insurance plan, or, should those be unattainable, by a law firm hired at the discretion of the Company.
Paragraph 3Should the Company fail to provide legal assistance, upon formal request by the interested party, as established in paragraph 2, the agent may hire an attorney whom he or she trusts, at his or her own expense, and shall be entitled to reimbursement of reasonable incurred expenses associated with the provision of legal services, fixed within the current market price for such legal counseling, after due approval by the Board of Directors, if, at the end of the legal proceedings, such interested party is acquitted or discharged from any liability.
Paragraph 4In the event that an attorney is hired, pursuant to paragraph 3 of this article, the Board of Directors may decide to pay attorney’s fees in advance.
Article 92The Company may enter into indemnity agreements, in compliance with the applicable legislation and the guidelines defined by the Indemnity Policy.
Paragraph 1The contracts pursuant to the caption sentence of this article shall not indemnify acts performed:
Ioutside the exercise of the powers or duties of its signatories;
IIin bad faith, with intent, willful misconduct, or from malicious fraud;
IIIin pursuit their own private interest or the interest of third parties, to the detriment of the company's interest;
IVother cases foreseen in the policy and in the respective indemnity agreement;
Paragraph 2The indemnity agreement applies in case there is no civil liability insurance coverage, as foreseen in Article 96 of these Bylaws.
Article 93The Company shall ensure timely access to all documentation needed for legal assistance. Additionally, the Company shall meet all court costs, including notary and filing fees of any kind, administrative expenses and court deposits, when legal assistance is provided by Company’s legal office.

Corporate Bylaws of Companhia Paranaense de Energia - Copel - page 30/39

Article 94Should any of the interested parties mentioned in article 91 of these Bylaws be found guilty or liable, by a final and unappealable judgment, for violation of the law or of these Bylaws, or for negligence or willful misconduct, they shall reimburse the Company of all costs and expenses incurred with legal assistance, in addition to any damages or losses arising from their actions.
Article 95The Company may maintain a permanent civil liability insurance for the members of the statutory bodies, pursuant to article 91 of these Bylaws, as established by the Board of Directors and in the insurance policy, for the purpose of covering costs of proceedings and attorneys' fees for judicial and administrative proceedings filed against such parties in order to safeguard them from incurring liability arising from the exercise of their duties in the Company throughout their term of office.

CHAPTER XI - DISPOSAL OF THE COMPANY’S CONTROL
Article 96The disposal of the Company's control, if applicable, either through a single operation or through successive operations, shall be subject to a condition precedent or subsequent that the acquirer undertakes to make a tender offer for the acquisition of the shares of the other shareholders of the Company, in compliance with the conditions and terms provided for in the legislation in force and in B3's Level 2 Corporate Governance Regulations, so as to ensure them equal treatment to that given to the selling Controlling Shareholder.
Sole Paragraph. The tender offer referred to in this article shall also be required: (i) in the event of onerous assignment of subscription rights related to shares and other securities or rights related to securities convertible into shares, which may result in the disposal of the Company's control; or (ii) in the event of disposal of the control of a company that holds the Company's control, in which case the Selling Controlling Shareholder shall be obliged to declare to B3 the value attributed to the Company in such disposal and attach documentation evidencing such value.
Article 97A person that acquires the Corporate Control of the Company, as a result of a stock purchase agreement executed with the Controlling Shareholder, involving any amount of shares, shall be required: (i) to conduct the tender offer mentioned n Article 96 above; and (ii) to pay, in the conditions indicated below, the amount equivalent to the difference between the price of the tender offer and the amount paid per shares eventually acquired in a stock exchange in the six month period prior to the date of acquisition of the Corporate Control, duly updated. Such amount shall be distributed among all persons who sold shares of the Company on the trading sessions in which the acquirer made the acquisitions, proportionally to the daily net sales balance of each one, and B3 shall operate the distribution, pursuant to its regulations.
Article 98The Company shall not register any transfer of shares to the purchaser or to the one(s) that may hold the Controlling Power, until the purchaser(s) sign(s) the Statement of Consent of the Controlling Shareholders referred to in B3's Level 2 Corporate Governance Regulation.
Article 99No shareholders' agreement providing for the exercise of the controlling power may be registered at the Company's headquarters until its signatories have signed the Statement of Consent of the Controlling Shareholders referred to in B3's Corporate Governance Level 2 Regulations.
Article 100In the tender offer for acquisition of shares, to be made by the Controlling Shareholder or by the Company, for cancellation of registration as a publicly-held company, the minimum price to be offered shall correspond to the economic value ascertained in the appraisal report prepared pursuant to Paragraphs 1 and 2 of this Article, in accordance with the applicable legal and regulatory rules.

Corporate Bylaws of Companhia Paranaense de Energia - Copel - page 31/39

Paragraph 1The appraisal report referred to in the caption line of this Article shall be prepared by a specialized institution or company, with proven experience and independence as to the decision-making power of the Company, its Senior Managers and/or the Controlling Shareholder(s), in addition to meeting the requirements of Paragraph 1 of Article 8 of Brazilian Federal Law 6404/1976, and undertakes liability pursuant to paragraph 6 of the same legal provision.
Paragraph 2The choice of the specialized valuation firm or institution incumbent of determining the economic value of the Company is a prerogative solely of the shareholders’ meeting, which will decide based on a list of three prospective appraisers recommended by the Board of Directors, provided that such decision shall be approved by the majority of the votes of the shareholders representing the Outstanding Shares attending such Shareholders' Meeting, and that each share, irrespective of its type or class, shall have the right to one vote, not considering any absent vote, which, if held on a first call, shall have the attendance of shareholders representing at least twenty percent (20%) of the total outstanding shares, or if held in a second call, may have the attendance of any number of shareholders representing outstanding shares.

CHAPTER XII - EXITING LEVEL 2 CORPORATE GOVERNANCE OF B3
Article 101In the event of a resolution to exit B3's Level 2 of Corporate Governance so that the securities issued by the Company are registered for trading outside Level 2 of Corporate Governance, or if, by virtue of a corporate reorganization operation in which the securities issued by the company resulting from such reorganization are not admitted for trading at Level 2 of Corporate Governance, the Controlling Shareholder shall make a tender offer for acquisition of the shares belonging to the other shareholders of the Company, within one hundred and twenty (120) days from the date of the Shareholders’ Meeting that approves said operation, for at least the economic value to be ascertained in an valuation report prepared pursuant to paragraphs 1 and 2 of Article 102, in compliance with the applicable laws and regulations.
Sole paragraph. The Controlling Shareholder shall be exempt from launching the tender offer set forth in the caption sentence of this Article if the Company delists from Level 2 of Corporate Governance by virtue of having executed a listing agreement for the shares to be listed and traded on the Novo Mercado listing segment, or if the Company resulting from corporate reorganization obtains authorization for trading securities on Novo Mercado within one hundred and twenty days, as of the date of the Shareholders’ Meeting that approves the referred transaction.
Article 102In the absence of a Controlling Shareholder, should the Shareholders’ Meeting of the Company decide to delist from B3's Level 2 of Corporate Governance, for the shares to be traded outside such listing segment, or if, by virtue of a corporate reorganization operation in which the securities issued by the company resulting from such reorganization are not admitted for trading at Level 2 of Corporate Governance, or are not admitted for trading on Novo Mercado within one hundred and twenty days from the date of the Shareholders’ Meeting that approves said operation, the delisting will be contingent on a tender offer being launched in the same conditions set forth in Article 101 above.
Paragraph 1For this purpose, the same Shareholders’ Meeting shall define the party or parties responsible for launching the tender offer foreseen herein, which party or parties, attending the meeting, will be required to undertake express commitment to launch such tender offer.

Corporate Bylaws of Companhia Paranaense de Energia - Copel - page 32/39

Paragraph 2In the absence of a definition of the party or parties responsible for launching the tender offer, and in the event of a corporate reorganization operation, in which the company resulting from such reorganization does not have its securities admitted to trading at Level 2 of Corporate Governance, the shareholders voting to approve the corporate reorganization transaction shall be responsible for conducting the tender offer.
Article 103The Company's withdrawal from B3's Corporate Governance Level 2 due to non- compliance with the obligations contained in the Level 2 Regulations is conditioned on the launching of a tender offer for acquisition of shares, at least for the economic value of the shares, to be ascertained in an appraisal report dealt with in Article 100 of these Bylaws, respecting the applicable legal and regulatory rules.
Paragraph 1The Controlling Shareholder shall launch the tender offer for acquisition of shares provided for in the caption sentence of this Article.
Paragraph 2In the event that there is no Controlling Shareholder and the exit from Level 2 of Corporate Governance of B3 referred to in the caption sentence of this article, the shareholders that have voted in favor of the resolution that implied the respective non-compliance shall make the public offer for acquisition of shares provided for in the caption sentence of this article.
Paragraph 3In the absence of a Controlling Shareholder, and when the delisting from Level 2 of Corporate Governance of B3 referred to in the caption sentence occurs due to an act or fact of management, the Company's Senior Managers shall call a Shareholders’ Meeting whose agenda shall be to resolve on how to remedy the non-compliance with the obligations contained in the Level 2 Regulations or, as the case may be, to resolve on the Company's exit from Level 2 of Corporate Governance.
Paragraph 4Should the Shareholders’ Meeting mentioned in Paragraph 3 above resolve on the Company's withdrawal from B3's Level 2 of Corporate Governance, the said Shareholders’ Meeting shall define the party or parties responsible for launching the tender offer foreseen in the caption line of this article, which party or parties, attending the meeting, will be required to undertake express commitment to launch such tender offer.

CHAPTER XIII - PROTECTION OF OWNERSHIP DISPERSION
Article 104The shareholder or group of shareholders that directly or indirectly becomes the holder of common shares that jointly exceed twenty-five percent (25%) of Copel's voting capital and does not return to a level below such percentage within one hundred and twenty days must launch a tender offer for the acquisition of all the remaining common shares, for an amount at least one hundred percent (100%) higher than the highest trading price of the common shares in the last five hundred and four (504) trading sessions prior to the date on which the shareholder or group of shareholders exceeded the limit set forth in this article, adjusted pro rata die at the SELIC interest rate.
Sole paragraph. The obligation to hold a tender offer shall not apply to shareholders who have, directly or indirectly, a higher stake than that provided for in the caption line of this article on the date of such provision's coming into force of, but shall apply if (1) in the future, after reduction, their interest increases and exceeds the percentage of 25% (twenty-five percent) of the Company's voting capital; or (2) not having reduced their stake below the percentage provided for in the caption line of this article, they acquire any additional shares that are not disposed of within the period provided for in this article.

Corporate Bylaws of Companhia Paranaense de Energia - Copel - page 33/39

Article 105The shareholder or group of shareholders that directly or indirectly becomes the holder of common shares that jointly exceed fifty percent (50%) of Copel's voting capital and does not return to a level below such percentage within one hundred and twenty days must launch a tender offer for the acquisition of all the remaining common shares, for an amount at least two hundred percent (200%) higher than the highest trading price of the common shares in the last five hundred and four (504) trading sessions prior to the date on which the shareholder or group of shareholders exceeded the limit set forth in this article, adjusted pro rata die at the SELIC interest rate.

CHAPTER XIV - CONFLICT RESOLUTION
Article 106The Company, its shareholders, the members of the Board of Directors and of the Supervisory Board, if installed, undertake to resolve, by means of arbitration, before the Market Arbitration Chamber, any and all disputes or controversies that may arise between them, related to or arising from, in particular, the application, validity, effectiveness, interpretation, violation and its effects, of the provisions contained in Brazilian Federal Law 6404/1976 and subsequent amendments to these Bylaws, the rules issued by the National Monetary Council, the Central Bank of Brazil and the Securities and Exchange Commission, as well as other rules applicable to the operation of the capital market in general, in addition to those contained in the Level 2 Corporate Governance Regulations of B3, the Arbitration Regulations, the Sanctions Regulations and the Level 2 B3’s Corporate Governance Participation Agreement.

CHAPTER XV - GENERAL PROVISIONS
Article 107In the event of withdrawal of shareholders, the amount to be paid by the Company as reimbursement for the shares held by shareholders who have exercised the right of withdrawal, in cases authorized by law, shall correspond to the equity value per share, to be calculated based on the last set of financial statements approved by the Shareholders' Meeting, the shareholder being allowed to request the preparation of a special balance sheet in the events provided for in article 45 of Brazilian Federal Law 6404/1976.
Article 108In addition to the shareholders' agreement, the Company shall comply with the guidelines and procedures provided for in federal, state and municipal law and in regulations and normative instructions issued by state and federal bodies.
Article 109The employee representative, elected by the 68th Annual Shareholders' Meeting, held on April 28, 2023, as a member of the Board of Directors, shall hold the position until the end of his term of office, which ends at the Annual Shareholders' Meeting to be held in 2025.

Corporate Bylaws of Companhia Paranaense de Energia - Copel - page 34/39

APPENDIX I - AMENDMENTS TO THE CORPORATE BYLAWS
The original text of Copel Bylaws (filed at the Commercial Registry of the State of Paraná under No. 17,340 on June 16, 1955, and published in the Official Newspaper of the State of Paraná on June 25, 1955) has undergone the amendments listed hereunder.

Minutes of SM of	Commercial Registry File No.	Date	Published in the ONS PR on

09.09.1969	83.759	10.01.1969	10.08.1969
08.21.1970	88.256	09.04.1970	09.14.1970
10.22.1970	88.878	11.05.1970	11.16.1970
04.28.1972	95.513	05.24.1972	05.30.1972
04.30.1973	101.449	08.15.1973	08.28.1973
05.06.1974	104.755	05.21.1974	06.05.1974
12.27.1974	108.364	02.07.1975	02.21.1975
04.30.1975	110.111	06.03.1975	06.18.1975
03.26.1976	114.535	04.29.1976	05.10.1976
02.15.1978	123.530	02.28.1978	03.08.1978
08.14.1979	130.981	11.09.1979	11.20.1979
02.26.1980	132.253	03.25.1980	04.16.1980
10.30.1981	139.832	12.01.1981	12.18.1981
05.02.1983	146.251	05.31.1983	06.14.1983
05.23.1984	150.596	07.26.1984	08.28.1984
12.17.1984	160.881	01.17.1985	02.11.1985
06.11.1985	162.212	07.01.1985	07.18.1985
01.12.1987	166.674	02.13.1987	02.26.1987
03.18.1987	166.903	04.07.1987	05.08.1987
06.19.1987	167.914	07.02.1987	07.14.1987
02.22.1994	18444,7	02.28.1994	03.17.1994
08.22.1994	309,0	09.20.1994	10.06.1994
02.15.1996	960275860	02.27.1996	03.06.1996
10.18.1996	961839597	10.29.1996	11.06.1996
07.10.1997	971614148	07.18.1997	07.22.1997
03.12.1998	980428793	04.01.1998	04.07.1998
04.30.1998	981597050	05.06.1998	05.12.1998
05.25.1998	981780954	05.28.1998	06.02.1998
01.26.1999	990171175	02.05.1999	02.11.1999
03.25.1999	990646483	04.14.1999	04.23.1999
03.27.2000	000633666	03.30.2000	04.07.2000
08.07.2001	20011994770	08.14.2001	08.27.2001
12.26.2002	20030096413	01.29.2003	02.10.2003
02.19.2004	20040836223	03.08.2004	03.19.2004
06.17.2005	20052144879	06.23.2005	07.05.2005
01.11.2006	20060050632	01.20.2006	01.25.2006
08.24.2006	20063253062	08.30.2006	09.11.2006
07.02.2007	20072743441	07.04.2007	07.27.2007
04.18.2008	20081683790	04.25.2008	05.27.2008
03.13.2009	20091201500	03.13.2009	03.31.2009
07.08.2010	20106612077	07.20.2010	08.04.2010
04.28.2011	20111122929	05.10.2011	06.07.2011
04.26.2012	20123192609	05.09.2012	05.15.2012
04.25.2013	20132186560	05.07.2013	05.20.2013
07.25.2013	20134231198	07.30.2013	08.09.2013
10.10.2013	20135861330	10.15.2013	10.25.2013
04.24.2014	20142274046	04.29.2014	05.05.2014

Corporate Bylaws of Companhia Paranaense de Energia - Copel - page 35/39

Minutes of SM of	Commercial Registry File No.	Date	Published in the ONS PR on

04.23.2015	20152615962	05.04.2015	05.06.2015
12.22.2016	20167724827	01.04.2017	01.06.2017
06.07.2017	20173251129	06.12.2017	06.19.2017
06.28.2018	20183296796	07.11.2018	07.17.2018
04.29.2019	20192743090	05.07.2019	05.10.2019
12.02.2019	20197383041	12.17.2019	12.19.2019
03.11.2021	20211660922	03.25.2021	04.06.2021
09.27.2021	20216601347	09.30.2021	10.18.2021
11.26.2021	20218025483	12.06.2021	12.10.2021

	JUCEPAR
Minutes of SM of	File No.	Date	Published in the ONS PR on

04.28.2023	20233084983	05.08.2023	05.12.2023
07.10.2023*	20234989270	07.25.2023	07.28.2023

* As a result of the condition contained in the minutes of the 207th Extraordinary Shareholders' Meeting of July 10, 2023, Copel's Bylaws as a Corporation came into force on August 11, 2023, with the settlement of the public offering of the Company's shares on B3.

Corporate Bylaws of Companhia Paranaense de Energia - Copel - page 36/39

APPENDIX II - CHANGES IN CAPITAL STOCK (ARTICLE 5)
Initial capital stock, on 03.28.1955: Cr$ 800,000,000.00

SM of	NEW CAPITAL - Cr$	C.R.S.P FILE No. DATE	MINUTES in ONS PR of

10.01.1960	1,400,000,000.00	26350 - 10.13.1960	10.14.1960
04.16.1962	4,200,000,000.00	31036 - 05.03.1962	05.26.1962
11.11.1963	8,000,000,000.00	37291 - 11.28.1963	12.02.1963
10.13.1964	16,000,000,000.00	50478 - 10.23.1964	10.31.1964
09.24.1965	20,829,538,000.00	65280 - 10.15.1965	10.18.1965
10.29.1965	40,000,000,000.00	65528 - 11.12.1965	11.18.1965
09.20.1966	70,000,000,000.00	70003 - 10.11.1966	10.18.1966 [2]
	NCr$
10.31.1967	125,000,000.00	74817 - 12.01.1967	12.07.1967
06.17.1968	138,660,523.00	77455 - 06.27.1968	07.13.1968
11.27.1968	180,000,000.00	79509 - 12.10.1968	12.20.1968
06.06.1969	210,000,000.00	82397 - 07.11.1969	08.05.1969
10.13.1969	300,000,000.00	84131 - 10.30.1969	11.03.1969
12.03.1969	300,005,632.00	84552 - 12.16.1969	12.30.1969
04.06.1970	332,111,886.00	86263 - 05.14.1970	06.09.1970
	Cr$
11.24.1970	425,000,000.00	89182 - 12.11.1970	12.18.1970
12.18.1970	500,178,028.00	89606 - 02.04.1971	02.17.1971
07.31.1972	866,000,000.00	97374 - 09.21.1972	10.04.1972
04.30.1973 [3]	867,934,700.00	101449 - 08.15.1973	08.28.1973
08.31.1973	877,000,000.00	102508 - 11.09.1973	11.21.1973
10.30.1973 [4]	1,023,000,000.00	103387 - 01.25.1974	02.11.1974
05.30.1974	1,023,000,010.00	105402 - 06.21.1974	06.27.1974
12.27.1974	1,300,000,000.00	108364 - 02.07.1975	02.21.1975
04.30.1975	1,302,795,500.00	110111 - 06.13.1975	06.18.1975
12.22.1975	1,600,000,000.00	113204 - 01.15.1976	02.13.1976
03.26.1976	1,609,502,248.00	114535 - 04.29.1976	05.10.1976
12.17.1976	2,100,000,000.00	118441 - 01.14.1977	02.04.1977
08.29.1977	3,000,000,000.00	122059 - 10.14.1977	10.25.1977
11.16.1977	3,330,000,000.00	122721 - 12.13.1977	01.12.1978
04.28.1978	3,371,203,080.00	125237 - 07.06.1978	07.20.1978
12.14.1978	4,500,000,000.00	127671 - 01.19.1979	03.06.1979
03.05.1979	5,656,487,659.00	128568 - 05.04.1979	05.17.1979
04.30.1979	5,701,671,254.00	129780 - 07.24.1979	08.14.1979
09.24.1979	8,000,000,000.00	130933 - 11.05.1979	11.23.1979
03.27.1980	10,660,296,621.00	133273 - 06.17.1980	06.27.1980
04.29.1980	10,729,574,412.00	133451 - 06.27.1980	07.16.1980
10.16.1980	11,600,000,000.00	135337 - 12.02.1980	01.20.1981
04.30.1981	20,000,000,000.00	137187 - 05.19.1981	05.29.1981
10.30.1981	20,032,016,471.00	139832 - 12.01.1981	12.18.1981
04.30.1982	37,073,740,000.00	141852 - 06.01.1982	06.17.1982
10.29.1982	39,342,000,000.00	144227 - 12.14.1982	12.29.1982

2    Rectified by ONS PR on June 5, 1967
3    Ratified by ESM on August 7, 1973, published in ONS PR on August 23, 1973
4    Ratified by ESM on December 21, 1973, published in ONS PR on February 1, 1974

Corporate Bylaws of Companhia Paranaense de Energia - Copel - page 37/39

SM of	NEW CAPITAL - Cr$	C.R.S.P FILE No. DATE	MINUTES in ONS PR of

03.14.1983	75,516,075,768.00	145422 - 04.12.1983	05.10.1983
05.02.1983	80,867,000,000.00	146251 - 05.31.1983	06.14.1983
09.01.1983	83,198,000,000.00	148265 - 10.25.1983	12.09.1983
04.10.1984	205,139,191,167.00	150217 - 06.15.1984	07.17.1984
04.10.1984	215,182,000,000.00	150217 - 06.15.1984	07.17.1984
10.05.1984	220,467,480,000.00	160412 - 11.08.1984	11.27.1984
03.25.1985	672,870,475,837.00	161756 - 05.21.1985	06.11.1985
03.25.1985	698,633,200,000.00	161756 - 05.21.1985	06.11.1985
09.18.1985	719,093,107,000.00	163280 - 11.14.1985	11.27.1985
	Cz$
04.25.1986	2,421,432,629.00	164815 - 06.11.1986	06.30.1986
10.23.1986	2,472,080,064.00	166138 - 11.06.1986	11.14.1986
03.18.1987	4,038,049,401.49	166903 - 04.07.1987	05.08.1987
03.18.1987	4,516,311,449.87	166903 - 04.07.1987	05.08.1987
09.18.1987	4,682,539,091.91	168598 - 10.06.1987	10.16.1987
04.14.1988	18,772,211,552.10	170034 - 05.06.1988	05.25.1988 [5]
04.14.1988	19,335,359,578.00	170034 - 05.06.1988	05.25.1988
06.14.1988	19,646,159,544.00	170727 - 07.11.1988	07.20.1988
04.25.1989	174,443,702,532.00	172902 - 05.26.1989	07.06.1989
	NCz$
04.25.1989	182,848,503.53	172902 - 05.26.1989	07.06.1989
06.26.1989	184,240,565.60	173374 - 07.12.1989	07.21.1989
	Cr$
03.30.1990	2,902,464,247.10	175349 - 05.02.1990	05.09.1990
03.30.1990	3,113,825,643.60	175349 - 05.02.1990	05.09.1990
05.25.1990	3,126,790,072.52	176016 - 07.10.1990	08.09.1990
03.25.1991	28,224,866,486.42	177809 - 04.26.1991	05.23.1991
03.25.1991	30,490,956,176.38	177809 - 04.26.1991	05.23.1991
05.23.1991	30,710,162,747.26	178337 - 06.18.1991	06.27.1991
04.28.1992	337,561,908,212.47	180617 - 06.08.1992	07.06.1992
04.28.1992	367,257,139,084.96	180617 - 06.08.1992	07.06.1992
06.25.1992	369,418,108,461.33	180899 - 07.09.1992	07.17.1992
04.01.1993	4,523,333,257,454.10	182553 - 04.29.1993	05.20.1993
04.01.1993	4,814,158,615,553.95	182553 - 04.29.1993	05.20.1993
06.15.1993	4,928,475,489,940.95 [6]	183139 - 07.13.1993	08.24.1993
04.26.1994	122,158,200,809.21 [7]	184781 - 05.10.1994	06.08.1994
	R$
04.25.1995	446,545,229.15	950696471 - 05.18.1995	06.19.1995
04.23.1996	546,847,990.88	960710000 - 05.07.1996	05.15.1996
07.29.1997	1,087,959,086.88	971614130 - 07.30.1997	08.01.1997
08.07.1997	1,169,125,740.56 [8]	971761671 - 08.12.1997	08.15.1997
03.12.1998	1,225,351,436.59	980428793 - 04.01.1998	04.07.1998
03.25.1999	1,620,246,833.38	990646483 - 04.14.1999	04.23.1999
12.26.2002	2,900,000,000.00	20030096413 - 01.29.2003	02.10.2003
04.29.2004	3,480,000,000.00	20041866290 - 06.07.2004	06.18.2004
04.27.2006	3,875,000,000.00	20061227897 - 05.09.2006	05.24.2006
04.27.2007	4,460,000,000.00	20071761462 - 05.15.2007	05.29.2007

5    Rectification in ONS No. 2780 of May 27, 1988
6    Due to Provisional Executive Act No. 336, dated July 28, 1993, which changed the national currency, as of August 1, 1993, the company capital is registered in "cruzeiros reais" (CR$ 4,928,475,475.41 as of the last date)
7    Due to Provisional Executive Act No. 542, dated June 30, 1994, which changed the national currency, as of July 1, 1994, the capital is entered in "reals" (R$ 44,421,146.54 as of last date)
8    Change in the capital stock authorized by the Board of Directors

Corporate Bylaws of Companhia Paranaense de Energia - Copel - page 38/39

SM of	NEW CAPITAL - Cr$	C.R.S.P FILE No. DATE	MINUTES in ONS PR of

04.27.2010	6,910,000,000.00	20105343960 - 05.06.2010	05.13.2010
12.22.2016	7,910,000,000.00	20167724827 - 01.04.2017	01.06.2017
04.29.2019	10,800,000,000.00	20192743090 - 05.07.2019	05.10.2019

Corporate Bylaws of Companhia Paranaense de Energia - Copel - page 39/39